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Exhibit 23.3

INDEPENDENT AUDITOR'S CONSENT

        We consent to the inclusion of our report dated January 25, 2002, with respect to the balance sheet of Javelin Solutions, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001 and 2000, which report appears in the Form S-4 of Perficient, Inc. dated March 25, 2002, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Wipfli Ullrich Bertelson LLP

St. Paul, Minnesota
March 25, 2002

        We consent to the inclusion of our report dated February 8, 2002, with respect to the balance sheet of Primary Webworks Inc. d/b/a Vertecon, Inc. as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001, which report appears in the Form S-4 of Perficient, Inc. dated March 25, 2002, and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated February 8, 2002, contains an explanatory paragraph that states that the Company has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wipfli Ullrich Bertelson LLP

Eau Claire, Wisconsin
March 25, 2002.

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INDEPENDENT AUDITOR'S CONSENT